Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of this _7th__ day of December, 2020 (the “Effective Date”) by and between MOBIVITY HOLDINGS CORPORATION, a Nevada corporation (the “Company”), and LISA BRENNAN, an individual resident of the State of Massachusetts (“Employee”).

WHEREAS, the Company and Employee desire to set forth in a written agreement the terms and conditions pursuant to which Employee shall be employed as Chief Financial Officer by the Company; and

WHEREAS, the parties intend to supersede all prior oral and written communications, correspondence, letters and negotiations between them with the terms set forth herein with regard to the terms of Employee’s employment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each party hereby agrees as follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the definitions set forth below. Other capitalized terms used in this Agreement that are not defined in this Section 1 shall have the definitions given to them in this Agreement.

(a) “Board” means the Board of Directors of the Company, including any authorized committee(s) thereof.

(b) “Cause” means:

(i) commission by Employee of a felony;

(ii) Employee’s insobriety, use of illegal drugs, abuse of prescription drugs or abuse of alcohol which adversely and directly effects the company or its reputation l;

(iii) Employee’s engaging in fraud, misappropriation, embezzlement, deceit or other unlawful act or similar acts involving dishonesty or moral turpitude on the part of Employee which adversely and directly effects the company or its reputation;

(iv) Employee’s insubordination, commission of an act of dishonesty, gross negligence, self dealing, willful misconduct, deceit or other unlawful act in connection with the performance of Employee’s duties hereunder, including without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company;

(v) Employee’s willful act or gross negligence having the effect of injuring the reputation, business or business relationships of the Company and its subsidiaries or affiliates;

(vi) Employee’s disregard of (A) any provision of any policy, work rule, procedure or standard of the Company; or (B) any directive of the Company or the Board;

(vii) Employee’s violation of any fiduciary obligation to the Company;

(viii) Employee’s violation of any provision of the policies, work rules, procedures or standards of the Company;

(ix) Employee’s failure to perform his duties under this Agreement; or

(x) Employee’s violation of any covenant or obligation under this Agreement or any other agreement with the Company.

“Confidential Information” means any data or information concerning the Company, its parents, subsidiaries and affiliates, or the operations of the Company or its parents, subsidiaries and affiliates, other than Trade Secrets, without regard to form, that is valuable to the Company or its parents, subsidiaries or affiliates and is not generally known by the public or competitors of the Company or its parents, subsidiaries or affiliates. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, information about the business practices, customers of the Company, its parents, subsidiaries and affiliates (including, without limitation, mailing lists and customer lists and records), lists of the current or potential customers, vendors and suppliers, lists of and other information about the executives and employees, financial information, business strategies, business methods, product information, contracts and contractual arrangements, marketing plans, the type and volume of the business of the Company, its parents, subsidiaries and affiliates, personnel information, information about the Company’s vendors, suppliers and strategic partners, price lists, pricing policies, pricing information, business methods, research and development techniques and activities of the Company, its parents, subsidiaries and affiliates, and all information located in the books and records of the Company, its parents, subsidiaries and affiliates. Confidential Information also includes any information or data described above which the Company or any parent, subsidiary or affiliate of the Company obtains from another party and which the Company or such parent, subsidiary or affiliate treats as proprietary or designates as confidential information whether or not owned or developed by the Company or such parent, subsidiary or affiliate.

(c) “Disability” means that Employee qualifies for benefits under the long-term disability plan or policy maintained by the Company, or, in the absence of such a plan or policy, a physical or mental impairment that renders Employee substantially incapable of performing the essential functions of his job as determined by the Company, with or without reasonable accommodations as contemplated by Americans with Disabilities Act.

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(d) “Territory” means the United States of America. The parties acknowledge and agree that the foregoing description of the Territory is reasonable and embodies locations where the Company currently conducts its business and operations or reasonably expects to conduct the business in accordance with the Company’s business plan.

(e) “Trade Secret” means information of the Company or its parents, subsidiaries or affiliates, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a design, a process, financial data, financial plans, product plans, technology plans, marketing plans, acquisition strategies, strategic plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes any information or data described above which the Company or any parent, subsidiary or affiliate of the Company obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company or such parent, subsidiary or affiliate of the Company.

(f) “Work Product” means all discoveries, designs, artwork, Trade Secrets, Confidential Information, trademarks, data, analyses, materials, formulas, strategic plans, acquisition strategies, research, documentation, computer programs, information technology systems, communication systems, audio systems, manufacturing systems, system designs, inventions (whether or not patentable), copyrightable subject matter, works of authorship, and other proprietary information or work product (including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information, moral rights and other property rights), which Employee has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to the Company or its subsidiaries or with the use of the time, material or facilities of the Company or its subsidiaries or relating to any actual or anticipated business of the Company or its subsidiaries known to Employee while employed at the Company, or suggested by or resulting from any task assigned to Employee or work performed by Employee for or on behalf of the Company.

2. Employment, Duties and Term.

(a) Subject to the terms hereof, the Company hereby employs Employee as Chief Financial Officer, and Employee accepts such employment with the Company on the terms set forth in this Agreement. In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities commensurate with such position as are assigned to him from time to time by the Board or its designees. Employee shall report to the Company’s Executive Chairman and work out of the Company’s office in Phoenix, Arizona.

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(b) Employee shall devote his full working time and best efforts to the performance of his duties under this Agreement for and on behalf of the Company and shall not work for anyone else or engage in any activity in competition with or detrimental to the Company. Notwithstanding the foregoing, Employee shall be permitted to serve on corporate, civic or charitable boards or committees, so long as the Board consents in advance in writing to such activities, and such activities do not materially interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement. Employee represents that he is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Employee from fully performing his services hereunder during his employment with the Company.

(c) Unless earlier terminated as provided herein, Employee’s employment under this Agreement shall be for a term commencing on the Effective Date and ending on the date this Agreement is terminated pursuant to Section 4 below (the “Term”). Employee acknowledges and agrees his employment with the Company is on an “at will” basis, meaning that either Employee or the Company may terminate his employment at any time for any reason or no reason, without further obligation or liability, except as expressly set forth in Section 4 below

3. Compensation.

(a) Base Salary. In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, the Company shall pay Employee during the Term an annual base salary of at least $225,000 (the “Base Salary”). The Base Salary shall be subject to increase, if at all, based on an annual salary review by the Board commencing on December 31, 2021, and each 12-month period thereafter. The Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time.

(b) Bonuses. In addition to the Base Salary, the Company shall pay Employee:

(i) Employee will be eligible to receive a bonus of up to thirty percent (25%) of Base Salary per year (a “Bonus”) for meeting key performance requirements, quotas, and assigned objectives determined by the Company’s Board of Directors. The Bonus shall be paid on dates as determined by the Company’s Board of Directors and each Bonus payment is conditioned upon Employee’s continued employment with the Company on the date of payment.

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(c) Vacation. Employee shall receive vacation in accordance with the policies of the Company; provided, however, that Employee shall be given at a minimum four (4) weeks of vacation per calendar year (and pro-rated for any partial calendar year). Any unused vacation may not be carried forward to a subsequent year.

(d) Benefits. During the Term, Employee shall be entitled to participate in any other employee benefit plans generally provided by the Company to its full-time employees from time to time, but only to the extent provided in such employee benefit plans and for so long as the Company provides or offers such benefit plans. The Company reserves the right to modify, amend or terminate such benefit plans at any time without prior notice.

(e) Expense Reimbursement. During the Term, Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted from time to time, for all reasonable and necessary expenses incurred by Employee in connection with the performance of Employee’s duties of employment hereunder. Unless the expense policies provide otherwise, Employee shall submit written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require no later than thirty (30) days following the end of the calendar year in which such fees and expenses are incurred, and reimbursement payments shall be made within thirty (30) days after the Company’s receipt of Employee’s written request.

(f) Stock Options. On the Effective Date, Employee shall be granted a stock option to purchase 600,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price equal to the fair market value per share on the Effective Date. The Option Shares will vest at the Company’s regular vesting schedule of 1/48th per month for Forty Eight (48) Months. Vesting is conditioned upon Employee’s continued employment with the Company. The option will be subject to the terms of the Company’s current Stock Option Plan and a Stock Option Agreement between Employee and Company.

4. Termination.

(a) This Agreement may be terminated during the Term as follows:

(i) by mutual agreement of the Company and Employee;

(ii) by the Company, immediately, without any advance notice from the Company, for Cause;

(iii) by the Company, upon the death or Disability of Employee;

(iv) by the Company, upon thirty (30) days prior written notice, without Cause; or

(v) by Employee, upon thirty (30) days prior written notice.

(b) Upon Employee’s separation from service following the termination of this Agreement (the date of such termination referred to herein as the “Termination Date”), the Company shall pay to Employee the following: (i) all Base Salary earned or accrued through the Termination Date; (ii) all accrued and unused vacation time for the calendar year in which the Termination Date occurs; and (iii) reimbursement for any expenses under Section 3(d) that were incurred by Employee prior to the Termination Date.

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(c) If this Agreement is terminated pursuant to Section 4(a)(iv) (by the Company without Cause), then, in addition to the payments set forth in Section 4(b) above, the Company shall pay Employee three months (3) months of Base Salary, at the rate in effect as of the Termination Date, which payments shall commence within thirty (30) days following Employee’s separation from service, payable as described in Section 4(d), and which shall be made in accordance with the regular payroll practices of the Company (the “Separation Payments”). Additionally, the Employee’s stock options shall continue to vest for three (3) months following the date of termination and the Employee’s option to exercise such options shall be extended per the period defined in the Company’s Employee Stock Option Plan from the three (3) month anniversary of the Termination Date.

(d) To receive the Separation Payments described in Section 4(c), Employee must execute, not later than ten (10) days following Employee’s separation from service a release of claims against the Company, its affiliates and their respective managers, directors, officers and equity holders, in the form and substance of Exhibit A, and Employee must not have thereafter revoked such release. If Employee has not executed the release of claims in favor of the Company and returned it to the Company by the date the payment described in Section 4(c) becomes due or if Employee revokes an executed release, Employee shall forfeit all rights to such payment under this Agreement.

(e) “Separation from service” as used in this Section 4 to determine the date of any payment, shall mean the date of Employee’s “separation from service” as defined by Section 409A of the Internal Code Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance issued thereunder.

5. Confidential Relationship and Protection of Trade Secrets and Confidential Information. In the course of Employee’s employment by the Company, Employee has had access to and shall have access to the Company’s most sensitive and most valuable Trade Secrets, proprietary information, and Confidential Information concerning the Company and its subsidiaries, their present and future business plans, development projects, artwork, designs, products, formulas, suppliers, customers, acquisition strategies and business affairs which constitute valuable business assets of the Company and its subsidiaries, the use, application or disclosure of any of which shall cause substantial and possible irreparable damage to the business and asset value of the Company. Accordingly, Employee accepts and agrees to be bound by the following provisions:

(a) At any time, upon the request of the Company and in any event upon any termination or expiration of this Agreement, Employee shall deliver to the Company all analyses, strategies, plans, acquisition strategies, artwork, technology plans, memoranda, notes, records, drawings, manuals, files or other documents, and all copies of each, concerning or constituting Confidential Information or Trade Secrets and any other property or files belonging to the Company or any of its subsidiaries that are in the possession of Employee, whether made or compiled by Employee or furnished to or acquired by Employee from the Company.

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(b) To protect the Trade Secrets and Confidential Information, Employee agrees that:

(i) Employee shall hold in confidence the Trade Secrets. Except in the performance of services for the Company, Employee shall not at any time use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or any portion thereof.

(ii) Employee shall hold in confidence the Confidential Information. Except in the performance of services for the Company, Employee shall not, at any time during the Term of this Agreement and for five (5) years thereafter, use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Confidential Information or any portion thereof.

6. Restrictive Covenants. For purposes of this Section 6, the “Company” shall include the Company and its parents and subsidiaries.

(a) Restricted Period. For purposes hereof, the “Restricted Period” shall last until the two (2) year anniversary of the Termination Date. If this Agreement is terminated pursuant to Section 4(a)(iv) (by the Company without Cause), then the “Restricted Period” shall last until the date that is one week after the date of the last Separation Payment paid by the Company.

(b) Non-Solicitation. Employee agrees that for purposes hereof, during the Term of this Agreement and in the event of any termination or expiration of this Agreement, until the expiration of the Restricted Period, Employee shall not, anywhere within the Territory, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service of or on behalf of others, (i) solicit, contact, call upon, communicate with or attempt to communicate with any supplier of goods or services to the Company, any customer of the Company or prospective customer of the Company, or any representative of any customer or prospective customer of the Company with a view to selling or providing any product, deliverable or service competitive or potentially competitive with any product, deliverable or service sold or provided or under development by the Company during the period of two (2) years immediately preceding the Termination Date (provided that the foregoing restrictions shall apply only to customers or prospective customers of the Company, or representatives of customers or prospective customers of the Company with which Employee had material contact during the two (2) year period immediately preceding the Termination Date); (ii) solicit, induce or encourage any supplier of the Company to terminate or modify any business relationship with the Company; or (iii) otherwise take any action which may reasonably be anticipated to interfere with or disrupt any past, present or prospective business relationship, contractual or otherwise, between the Company and any customer, supplier or agent of the Company. The actions prohibited by this Section 6(b) shall not be engaged in by Employee directly or indirectly, whether as employee, independent contractor, manager, salesperson, agent, technical support technician, sales or service representative, or otherwise.

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(c) Non-Recruitment. During the Term of this Agreement, and in the event of any termination or expiration of this Agreement until the expiration of the Restricted Period, Employee shall not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit or attempt to solicit for employment any person employed by the Company in the Territory, whether or not such person is a full-time employee or a temporary employee of the Company, and whether or not such employment is pursuant to a written agreement or independent contractor agreement and whether or not such employment is for a determined period or is at will.

(d) Non-Disparagement. Employee covenants and agrees not to make any statements of any kind, oral or written, that are derogatory or disparaging toward the Company or the management, products, employees, customers or services of the Company; provided, however, that nothing contained herein shall limit Employee’s obligation to give truthful testimony to a court or governmental agency, when required to do so by subpoena, court order, law or administrative regulation.

(e) Reasonableness. Employee acknowledges and agrees that the covenants contained in this Section 6 (“Restrictive Covenants”) are reasonable and valid in all respects. Further, if any Restrictive Covenants, or portion thereof, are declared to be invalid or unenforceable, Employee shall, as soon as possible, execute a supplemental agreement with the Company granting to the Company, to the extent legally permissible, the protection intended to be afforded to the Company by the Restrictive Covenants, or portion thereof, so declared invalid or unenforceable.

(f) Tolling. Employee agrees that in the event the enforceability of any of the terms of this Section 6 shall be challenged in court and Employee is not enjoined from breaching the Restrictive Covenants set forth in this Section 6, then if a court of competent jurisdiction finds that the challenged covenants are enforceable, the time period restrictions specified in this Section 6 shall be deemed tolled upon the filing of the lawsuit involving the enforceability of this Section 6 until the dispute is finally resolved and all periods of appeal have expired.

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7. Work Product. All Work Product shall be the exclusive property of the Company. If any of the Work Product may not, by operation of law or otherwise, be considered the exclusive property of the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Employee hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Employee shall promptly disclose any and all such Work Product to the Company. Employee agrees to perform, during or after termination of Employee’s employment by the Company, and without requiring the Company to provide any further consideration therefore, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product as requested by the Company.

8. License. To the extent that any pre-existing materials are contained in the materials Employee delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Employee grants to the Company an irrevocable, exclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof and (ii) authorize others to do any of the foregoing. Employee shall notify the Company in writing of any and all pre-existing materials delivered to the Company by Employee. Employee acknowledges that the Company does not wish to incorporate any unlicensed or unauthorized materials into its products or technology. Therefore, Employee agrees that Employee shall not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential to any third party unless the Company has a written agreement with such third party or the Company otherwise has the right to receive and use such information. Employee shall not incorporate into Employee’s work any material which is subject to the copyrights, patent or other proprietary right of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material.

9. Defense or Prosecution of Claims. Employee agrees that during his employment and following the termination of his employment for any reason, he shall cooperate at the request of the Company in the defense or prosecution of any lawsuits or claims in which the Company, its affiliates and their respective managers, directors, employees, officers or equity holders may be or become involved and which relate to matters occurring while he was employed by the Company, unless and to the extent that (a) Employee receives a written opinion of counsel, which is provided to the Company, that Employee shall suffer material harm or material prejudice as a result of such cooperation or (b) a material conflict of interest arises or exists with respect to such cooperation, and in each such case Employee shall cooperate to the maximum extent possible without incurring material harm or material prejudice or a material conflict of interest.

10. Specific Enforcement. The Company and Employee agree that any violation of Sections 5, 6, 7, 8, or 9 of this Agreement shall cause irreparable injury to the Company and its affiliates and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction enjoining and restraining Employee from doing or planning to do any such act and any other violation or threatened violation of Sections 5, 6, 7, 8, or 9. Employee agrees that the Company shall be entitled to recover from Employee all of the Company’s costs and expenses, including reasonable attorneys’ fees, incurred by the Company in the course of successfully defending or enforcing this Agreement.

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11. No Conflicting Obligations. Each party represents and warrants to the other party that it or he is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by it or him of its or his obligations hereunder.

12. Indemnity. Employee shall indemnify the Company and its subsidiaries, affiliates, successors and assigns from and against any and all actions, suits, proceedings, liabilities, damages, losses, costs and expenses (including attorneys’ and experts’ fees) arising out of or in connection with any breach or threatened breach by Employee of any one or more provisions of this Agreement. The existence of any claim, demand, action or cause of action of Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of laws.

14. Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a) Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the State of Arizona, for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to such party’s principal place of business shall be effective service of process for any action, suit or proceeding arising out of or relating to this Agreement in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the above-named courts, and hereby further irrevocably and unconditionally waives his or its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES AND COVENANTS NOT TO ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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15. Remedies Cumulative. The provisions of this Agreement do not in any way limit or abridge any rights of the Company or any of its subsidiaries or other affiliates under the law of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of the Company’s rights under this Agreement.

16. Severability. Each of the provisions of this Agreement shall be deemed separate and severable each from the other. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason by final judgment of a court of competent jurisdiction, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. In the event that any provision or portion of this Agreement shall be determined by any court of competent jurisdiction to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that such court reform such provision or portion of this Agreement so as to be reasonable and enforceable and that such court enforce such provision or portion of this Agreement as so reformed.

17. No Defense. The existence of any claim, demand, action or cause of action of Employee against the Company, whether or not based upon this Agreement, shall not constitute a defense to the enforcement by the Company of any covenant or agreement of Employee contained herein.

18. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that this provision shall not prevent Employee from designating one or more beneficiaries to receive any amount after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled thereto, and in the event of Employee’s death or a judicial determination of Employee’s incompetence, Employee’s rights under this Agreement shall survive and shall inure to the benefit of Employee’s heirs, beneficiaries and legal representatives.

19. Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

20. Tax Withholding. The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

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21. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by any overnight courier or other service providing evidence of delivery, by registered or certified mail (postage prepaid, return receipt requested), or by facsimile or e-mail with a copy delivered the next business day by any overnight courier or other service providing evidence of delivery, to the respective parties at the following address:

If to the Company:	Mobivity Corporation 55 N. Arizona Place Ste 310 Chandler, AZ 85225 Attention: Board of Directors Facsimile: (619) 725-0958

If to Employee:	______________ _______________________ __________,_____________ Facsimile: E-mail: __________________

22. Amendment and Waiver. No provision of this Agreement may be amended or modified, unless such amendment or modification is in writing and signed by the Company and by Employee. No waiver by either party hereto of any breach by the other party hereto of any condition or any provisions of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or waiver of a similar or dissimilar condition or provision at the same time or any subsequent time.

23. Assignment; Successors in Interest. No assignment or transfer by either party of such party’s rights and obligations hereunder shall be made except with the prior written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof, including, without limitation, successors through merger, consolidation, or sale of substantially all of the Company’s equity interests or assets, and shall be binding upon Employee.

24. Prior Agreements. This Agreement supersedes all previous agreements between the Company and Employee concerning terms and conditions of the employment of Employee by the Company, and all such previous agreements are hereby canceled by mutual consent.

25. Entire Agreement. This Agreement contains the entire agreement between the parties relating to Employee’s employment with the Company, and no statements, representations, promises or inducements made by any party hereto, or agreement of either party, which is not contained in this Agreement or in a writing signed by both parties and expressly providing that it is supplemental to this Agreement, shall be valid or binding.

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26. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic transmission.

27. Section 409A. This Agreement shall be construed in a manner consistent with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the formal guidance issued thereunder (“Section 409A”), and the Company, in its sole discretion and without the consent of Employee, may amend the provisions of this Agreement if and to the extent the Company determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A. If a payment date that complies with Section 409A is not otherwise provided herein for any payment (in cash or in-kind) or reimbursement that would otherwise constitute a “deferral of compensation” under Section 409A, then such payment or reimbursement, to the extent such payment or reimbursement becomes due hereunder, shall in all events be made not later than two and one-half (2½) months after the end of the later of the fiscal year or the calendar year in which the payment or reimbursement is no longer subject to a substantial risk of forfeiture. The Company shall only reimburse those amounts eligible to reimbursed under this Agreement for which Employee submits, within thirty (30) days following the end of the calendar year in which the expense was incurred, written requests for payments accompanied with such evidence of fees and expenses incurred as the Company may reasonably require and as may be needed to comply with applicable IRS rules and Treasury regulations.

28. Independent Review and Advice. Employee represents and warrants that he executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that Employee has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; and that Employee is entering into this Agreement of his own free will.

29. Survival. The obligations of the parties under Sections 3(d), 4(b), 4(c), 4(d), , 5, 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 22, 23, 24, 25, 27 and 28 shall survive the termination or expiration of this Agreement and shall not be extinguished thereby.

(Signatures begin on next page)

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IN WITNESS WHEREOF, Employee has hereunder set his hand and seal, and the Company has caused this Employment Agreement to be executed by its duly authorized officer, to be effective as of the Effective Date.

“EMPLOYEE”:

By:	/s/ Lisa Brennan, individually

“COMPANY”:

MOBIVITY HOLDINGS CORPORATION

By:	/s/ Dennis Becker
Name:	Dennis Becker
Title:	CEO

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